UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  April 9, 2010

DUANE READE Holdings, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122206-05 (Commission File Number)	05-0599589 (IRS Employer Identification No.)

440 NINTH AVENUE NEW YORK, NY (Address of principal executive offices)	10001 (Zip Code)

Registrant’s telephone number, including area code:  (212) 273-5700

NOT APPLICABLE
(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02        Termination of a Material Definitive Agreement.

            Duane Reade Holdings, Inc., a Delaware corporation (the “Company”), Duane Reade Shareholders, LLC, a Delaware limited liability company and an affiliate of Oak Hill Capital Partners, L.P., certain other sellers party thereto, and Walgreen Co., an Illinois corporation (“Walgreens”), are parties to an Amended and Restated Securities Purchase Agreement (the “Securities Purchase Agreement”), effective as of February 17, 2010.  The Securities Purchase Agreement is described under Item 1.01 of the Company’s Form 8-K filed on February 23, 2010 and a copy of the Securities Purchase Agreement was filed as Exhibit 2.2 to the Company’s Form 10-K filed on March 26, 2010.

In connection with the consummation (the “Closing”) of the transactions (the “Transactions”) contemplated by the Securities Purchase Agreement, Duane Reade (“DR”), a wholly owned subsidiary of the Company, terminated its Credit Agreement, dated as of July 21, 2003, as amended, modified or supplemented from time to time, by and among DR and certain of its affiliates, Bank of America, N.A. (as successor to Fleet National Bank), as administrative agent, and the lenders from time to time party thereto, and repaid in full, without premium or penalty (other than customary LIBOR breakage costs, if any), all outstanding obligations thereunder, other than certain outstanding letters of credit with an aggregate face amount of approximately $7.35 million, which letters of credit will remain outstanding and be deemed to have been issued by Bank of America, N.A., as an issuing bank under an existing credit facility of Walgreens with Bank of America, N.A.

On April 12, 2010, DR and Duane Reade Inc. discharged (a) the indenture, dated as of August 7, 2009, by and among DR, Duane Reade Inc., the Company, the guarantors named therein and U.S. Bank National Association, as Trustee, providing for the issuance of the 11.75% Senior Secured Notes due 2015 (the “Secured Notes”), as to all outstanding Secured Notes under such indenture, and (b) the indenture, dated as of July 30, 2004, by and among Duane Reade Inc., DR and U.S. Bank National Association, as Trustee, providing for the issuance of the 9.75% Senior Subordinated Notes due 2011 (the “Subordinated Notes”), as to Subordinated Notes issued under such indenture, in each case by depositing with the Trustee for such indenture amounts sufficient to pay and discharge the entire indebtedness on the Secured Notes and the Subordinated Notes (including a make-whole payment of approximately $82 million in respect of the Secured Notes and a redemption penalty of approximately $1.2 million in respect of the Subordinated Notes). The Secured Notes and Subordinated Notes, along with Duane Reade Inc.’s Senior Convertible Notes due 2022, are to be redeemed on May 10, 2010.

Item 5.01        Change in Control of Registrant.

As a result of the Transactions, Walgreens has acquired control of the Company from affiliates of Oak Hill Capital Partners, L.P.  As of the Closing, Walgreens beneficially owns 100% of the issued and outstanding common and preferred stock of the Company.  The Securities Purchase Agreement, a copy of which was filed as Exhibit 2.2 to the Company’s Form 10-K filed on March 26, 2010, is described under Item 1.01 of the Company’s Form 8-K filed on February 23, 2010, and such information contained therein and the information contained in Item 5.02 below are hereby incorporated in this Item 5.01 by reference.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transactions, and effective as of the Closing, Tyler Wolfram, Michael S. Green and John P. Malfettone each resigned from the Company’s Board of Directors.  In tendering their resignations, Mr. Wolfram, Mr. Green and Mr. Malfettone did not express any disagreement with the Company on any matter relating to its operations, policies or practices.

Effective as of the Closing, as approved by resolutions of the Company’s Board of Directors, the number of directors on the Company’s Board of Directors was reduced from four to three and Rick J. Hans and Robert Silverman were appointed to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 13, 2010

DUANE READE HOLDINGS, InC.

By:       /s/ John K. Henry

Name:  John K. Henry

Title:    Senior Vice President and
Chief Financial Officer